EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Memory Pharmaceuticals Corp.:
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-138230 and No. 333-144467) and the Registration Statements on Form S-8 (No. 333-114201, No. 333-122738, No. 333-127485, No. 333-131728 and No. 333-140213) of Memory Pharmaceuticals Corp. of our report dated March 27, 2008, with respect to the balance sheets of Memory Pharmaceuticals Corp. as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity/(deficit), and cash flows for each of the years then ended, which report appears in the December 31, 2007 annual report on Form 10-K of Memory Pharmaceuticals Corp.
Our report dated March 27, 2008 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations, has limited funds, and has debt outstanding under an agreement which includes various provisions including a material adverse effect clause that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In addition, our report refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006 and the provisions of FASB Staff Position EITF 00-19-2, “Accounting for Registration Payment Arrangements”, effective January 1, 2007
/s/ KPMG LLP
Short Hills, New Jersey
March 27, 2008